UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EQT CORPORATION ANNOUNCES CHANGE TO A VIRTUAL MEETING FORMAT FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

PITTSBURGH (April 1, 2020) -- EQT Corporation (NYSE: EQT) today announced a change in the location of its 2020 Annual Meeting of Shareholders (Annual Meeting) due to the public health threat of the COVID-19 (Coronavirus) pandemic. To safeguard the health and well-being of meeting participants, the meeting will be held in a virtual-only format, via webcast.

“At EQT, we have been closely monitoring the rapidly evolving COVID-19 situation. As the health and safety of EQT employees and shareholders remains our primary concern, we have made the decision to host our Annual Meeting of Shareholders virtually,” said Toby Z. Rice, President and Chief Executive Officer. “While shareholders will not be able to attend the 2020 Annual Meeting in person, we invite all shareholders to join the meeting online.”

Meeting Date: Friday, May 1, 2020

Meeting Time: 8:00 a.m. (Eastern Time)

Meeting Access: Virtual Shareholder Meeting [http://www.meetingcenter.io/281081904]

Shareholders may access the virtual meeting via the following address: http://www.meetingcenter.io/281081904. Participants may choose to join the virtual meeting as a “shareholder” or as a “guest”. Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions that will be posted on the above website.

To enter the virtual meeting as a shareholder, participants will be required to enter a valid control number and password. The password for the meeting is EQT2020. A control number or password will not be required to join the virtual meeting as a guest.

Shareholders are encouraged to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting. Shareholders as of the close of business on February 7, 2020, who have a valid control number (see below for additional explanation and instructions), will have the ability to submit votes during the virtual meeting by following the instructions available on the virtual meeting website.

Registered Holders / Employee Savings Plan Participants

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “shareholder of record” of those shares and you may use the control number found on your proxy card (or e-notification) to enter the virtual meeting. Similarly, if you are a participant in the EQT Corporation Employee Savings Plan, you may use the the control number provided on your direction card to enter the virtual meeting.

Beneficial Holders

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” If you are a beneficial owner and you wish to vote your shares at the annual meeting, you must pre-register with Computershare not later than April 27, 2020. To pre-register, you must (i) request from your bank or broker proof of your proxy power (legal proxy) and (ii) send to the email address below, together with your name and email address, either (a) the forwarded e-mail from your broker, or (b) an attached image of your legal proxy. Requests for registration must be labeled as “Legal Proxy” and should be sent to the following e-mail address: legalproxy@computershare.com. All pre-registration requests must be received by Computershare no later than 5:00 p.m., Eastern Time, on April 27, 2020. You will receive a confirmation e-mail from Computershare confirming your registration and providing a control number to enter the virtual meeting as a shareholder.

Shareholders without a valid control number will still be able to attend the virtual meeting as a guest; however, they will not have the option to vote shares or submit questions during the virtual meeting.

As noted above, all shareholders are encouraged to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting, even if you plan to attend the virtual meeting. Please note that the proxy card included with the proxy materials previously distributed may continue to be used to vote your shares in connection with the Annual Meeting. This proxy card will not be updated to reflect the change in location.

About EQT Corporation

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work.

Investor contact:

Andrew Breese – Director, Investor Relations
412.395.2555

ABreese@eqt.com

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